Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2015 FINANCIAL RESULTS
Zeeland, Michigan, January 28, 2016 - Gentex Corporation (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2015.

4th Quarter and Calendar Year 2015 Highlights

•	Unit shipment growth of 17% quarter over quarter and 14% year over year

•	Revenue growth of 16% quarter over quarter and 12% year over year

•	Gross Margin increased from 38.4% to 40.2% quarter over quarter

•	Net Income increased by 25% quarter over quarter and 10% year over year

•	Earnings per Diluted Share increased by 25% quarter over quarter to $.30 per diluted share and increased by 10% year over year to $1.08 per diluted share

•	1.8 million shares repurchased during the quarter and 6.7 million shares repurchased during the year

For the fourth quarter of 2015, the Company is pleased to report net sales of $405.6 million, an increase of 16% compared to net sales of $350.4 million for the fourth quarter of 2014. The increase was primarily due to a 17% increase in auto-dimming interior and exterior rearview mirror shipments on a quarter over quarter basis. For calendar year 2015, the Company’s net sales increased 12% to $1.54 billion compared to $1.38 billion for calendar year 2014 as a result of a 14% increase in auto-dimming interior and exterior mirror unit shipments.
The gross profit margin in the fourth quarter of 2015 was 40.2% compared with a gross profit margin of 38.4% in the fourth quarter of 2014. The improvement in gross profit margin was primarily due to purchasing cost reductions and the Company's ability to leverage fixed overhead costs, which were partially offset by annual customer price reductions. The gross profit margin for calendar year 2015 was 39.1%, compared with a gross profit margin of 39.2% for calendar year 2014. Gross profit margin was primarily impacted by annual customer price reductions and foreign currency fluctuations, which were offset by purchasing cost reductions and product mix.

Exhibit 99.1

Net income for the fourth quarter of 2015 was $88.4 million, up 25% compared with net income of $71.0 million in the fourth quarter of 2014. Net income in calendar year 2015 was $318.5 million, up 10% compared with net income of $288.6 million in calendar year 2014.
Earnings per diluted share in the fourth quarter of 2015 were $0.30, compared with earnings per diluted share of $0.24 in the fourth quarter of 2014. Earnings per diluted share were $1.08 for calendar year 2015, compared with $0.98 for calendar year 2014, which reflects the December 31, 2014 stock split, effected in the form of a 100% stock dividend.
Automotive auto-dimming unit shipments in the fourth quarter of 2015 increased 17% compared with the fourth quarter of 2014 and for calendar year 2015 increased 14% compared to calendar year 2014. Automotive net sales in the fourth quarter of 2015 were $395.9 million, up 16% compared with $342.4 million in the fourth quarter of 2014, and for calendar year 2015 were $1.51 billion, up 12% compared with $1.34 billion in calendar year 2014.
Other net sales, which include dimmable aircraft windows and fire protection products, were $9.7 million in the fourth quarter of 2015, up 22% compared with $8.0 million in the fourth quarter of 2014, and for calendar year 2015 were $36.7 million, up 4% compared with $35.4 million in calendar year 2014.
Share Repurchases
The Company repurchased approximately 1.8 million shares of its common stock during the fourth quarter of 2015 and for the year ended December 31, 2015, the Company repurchased approximately 6.7 million shares of its common stock pursuant to its previously announced share repurchase plan. As of December 31, 2015, the Company has approximately 4.6 million shares remaining available for repurchase in the plan. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.

Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2016 and 2017 are based on the IHS Automotive January 2016 forecast for light vehicle production in North America, Europe, Japan

Exhibit 99.1

and Korea. Based on the following light vehicle production forecasts, the Company is also giving 2016 and 2017 production, annual guidance for 2016 and revenue guidance for 2017:

Light Vehicle Production (per IHS Automotive January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2017	Calendar Year 2016	Calendar Year 2015	2017 vs. 2016 % Change	2016 vs. 2015 % Change
North America	18.5	18.2	17.5	2%	4%
Europe	21.7	21.2	20.9	2%	1%
Japan and Korea	13.1	13.3	13.2	(2)%	1%
Total Light Vehicle Production	53.3	52.7	51.6	1%	2%

2016 Guidance
Revenue	$1.64 - $1.72 billion
Gross Margin	38.5% - 39.5%
Operating Expenses (E, R&D and S, G&A)	$152 - $160 million
Tax Rate	31.5% - 32.5%
Capital Expenditures	$115 - $130 million
Depreciation & Amortization	$90 - $100 million
In addition to calendar year 2016 guidance, the Company is also providing forward revenue guidance for calendar year 2017. Based on the IHS Automotive January 2016 forecast for light vehicle production in North America, Europe, Japan and Korea for calendar year 2017, the Company currently expects 2017 revenue growth, over and above the foregoing 2016 revenue estimates of approximately 6 - 10%.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation, changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; con

Exhibit 99.1

tinued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Fourth Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. EDT today, January 28, 2016. The dial-in number to participate in the call is 888-556-4997, passcode 482168. Participants may listen to the call via audio streaming via the link in the lower left corner of www.gentex.com or by visiting https://www.webcaster4.com/Webcast/Page/611/12570. Previous conference calls hosted by the Company are available at http://ir.gentex.com/WebcastArchives.

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2015	2014	% Change	2015	2014	% Change
North American Interior Mirrors	2,198	2,053	7%	8,649	8,201	5%
North American Exterior Mirrors	872	652	34%	3,335	2,443	37%
Total North American Mirror Units	3,070	2,705	13%	11,984	10,644	13%
International Interior Mirrors	3,966	3,249	22%	14,868	13,028	14%
International Exterior Mirrors	1,519	1,347	13%	6,133	5,368	14%
Total International Mirror Units	5,485	4,596	19%	21,002	18,396	14%
Total Interior Mirrors	6,164	5,303	16%	23,517	21,228	11%
Total Exterior Mirrors	2,392	1,998	20%	9,468	7,812	21%
Total Auto-Dimming Mirror Units	8,555	7,301	17%	32,985	29,040	14%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months ended December 31,
	2015	2014	2015	2014
Net Sales	$405,592,635	$350,410,939	$1,543,617,706	$1,375,501,159
Cost of Goods Sold	242,349,123	215,737,971	939,841,654	836,611,464
Gross profit	163,243,512	134,672,968	603,776,052	538,889,695

Engineering, Research & Development	22,984,663	21,780,497	88,392,919	84,175,738
Selling, General & Administrative	13,596,366	14,277,108	56,616,694	55,879,783
Income from operations	126,662,483	98,615,363	458,766,439	398,834,174

Other Income	2,013,168	5,404,427	4,825,017	16,492,316
Income before Income Taxes	128,675,651	104,019,790	463,591,456	415,326,490

Provision for Income Taxes	40,280,095	33,044,911	145,121,597	126,721,911
Net Income	$88,395,556	$70,974,879	$318,469,859	$288,604,579

Earnings Per Share
Basic	$0.30	$0.24	$1.09	$0.99
Diluted	$0.30	$0.24	$1.08	$0.98
Weighted Average Shares
Basic	291,456,906	292,742,146	293,096,212	290,952,123
Diluted	294,339,680	296,163,669	296,237,899	294,299,359

Cash Dividends Declared per Share	$0.085	$0.08	$0.335	$0.31

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Cash and Short Term Investments	$551,557,527	$497,430,825
Other Current Assets	432,451,265	359,206,869
Total Current Assets	984,008,792	856,637,694

Plant and Equipment - Net	412,720,270	373,390,992

Goodwill	307,365,845	307,365,845
Long-Term Investments	95,156,539	114,642,567
Intangible Assets	327,575,000	346,875,000
Patents and Other Assets	21,846,482	23,627,931
Total Other Assets	751,943,866	792,511,343

Total Assets	$2,148,672,928	$2,022,540,029

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$131,006,546	$133,431,163
Long-Term Debt	225,625,000	258,125,000
Deferred Income Taxes	69,524,621	59,571,421
Shareholders' Investment	1,722,516,761	1,571,412,445
Total Liabilities & Shareholders' Investment	$2,148,672,928	$2,022,540,029